Exhibit 107

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit (2)	Proposed maximum aggregate offering price (3)	Amount of registration fee(4)
Debt Securities (5)
Common Stock (5)
Preferred Stock(5)	$100,000,000	—	$100,000,000	$11,020
Warrants (5)(6)
Rights
Units (7)

(1)	There are being registered hereunder such indeterminate number of shares of common stock and preferred stock of Stereotaxis, Inc. (“Stereotaxis”), such indeterminate number of debt securities or warrants to purchase common stock or preferred stock of Stereotaxis, and such indeterminate number of units comprised of the foregoing securities as shall have an aggregate initial offering price not to exceed $100,000,000.
(2)	The proposed maximum offering price per unit or share will be determined from time to time by Stereotaxis in connection with the issuance by Stereotaxis of securities registered hereunder, and is not specified as to each class of securities pursuant to General Instruction II.D of Form S-3.
(3)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933 and exclusive of accrued interest and dividends, if any.
(4)	Pursuant to Rule 457(p), Stereotaxis is offsetting all of the registration fee against $11,033 in fees paid with respect to $84,999,998 of unsold securities registered pursuant to the Registration Statement on Form S-3, File No. 333-237194, filed by Stereotaxis on March 16, 2020 and declared effective on April 13, 2020.
(5)	Also includes such indeterminate number of shares of common stock or preferred stock or amount of debt securities as may be issued upon conversion of or exchange for any debt securities or preferred stock that provide for conversion into or exchange for other securities. No separate consideration will be received for the common stock or preferred stock or amount of debt securities issuable upon such conversion or exchange. Also includes such indeterminate number of shares of common stock or preferred stock or other securities of Stereotaxis to be issuable by Stereotaxis upon settlement of warrants.
(6)	The warrants may be combined with common stock, preferred stock or debt securities registered under this registration statement and sold as units.
(7)	Each Unit consists of any combination of two or more of the securities registered hereby.